Exhibit 99.1

Loan Portfolio Details

The following preliminary description of the Loan Portfolio is prepared as of April 10, 2015 based on the Company’s review of loan documentation and other information provided by GE Capital in conjunction with the Global Acquisition to date. The Company expects to continue its review of the Loan Portfolio until closing. In addition, certain loans may be repaid prior to the closing of the Loan Portfolio acquisition. Accordingly, the Loan Portfolio that the Company ultimately acquires may have different characteristics than those described below, and such differences may be material.

The following table provides aggregate statistics of the Loan Portfolio as of March 31, 2015 ($ in thousands):

Principal balance	$4,414,598
Unfunded commitments	$193,596
Number of loans	82
Wtd. avg. origination loan-to-value(1)	67.6%
Weighted average credit spread(2)	4.21%
Fixed/Floating	49.93% / 50.07%

(1)	Represents the loan-to-value based on information provided to the Company as part of diligence performed in conjunction with the Global Acquisition. This percentage is subject to change as the Company has not completed the process of updating all appraisals of the properties securing the Loan Portfolio.
(2)	For floating rate loans, represents the spread over the applicable base rate. For fixed rate loans, represents the spread over the applicable swaps rate.

The tables below detail the property type and geographic distribution of the properties securing the Loan Portfolio ($ in thousands):

	Principal Balance	Percentage
United States	$3,010,050	68%
Canada	666,910	15%
United Kingdom	419,191	10%
Germany	318,447	7%

	$4,414,598	100%

Manufactured Housing	$1,393,784	31%
Office	1,144,419	26%
Hotel	719,143	16%
Retail	511,651	12%
Residential	178,389	4%
Other	467,212	11%

	$4,414,598	100%

Based on information currently available to the Company, on a pro forma stabilized basis after giving effect to (i) the closing of the Loan Portfolio and the Wells Fargo Facility, (ii) expected near-term loan repayments, and (iii) LIBOR floors for loans receivable investments, and based on expected annualized net interest income of the combined portfolio, and all else being equal, a decrease in LIBOR to 0.08% from its current 0.18% would increase annual net interest income by $0.01 per share and increases in LIBOR to 0.68%, 1.18% and 2.18% would increase annual net interest income per share by $0.03, $0.08 and $0.19, respectively.